SCHEDULE 1

to the Management Agreement

between BNY Mellon ETF Investment Adviser, LLC and BNY Mellon ETF Trust II

As consideration for the investment adviser’s services to each Fund listed below, the investment adviser will receive a fee at the rate set forth next to each Fund’s name. The investment adviser will pay all of the expenses of each Fund listed below except for the management fee payable under this Agreement, payments under the Fund's 12b-1 plan (if any), interest expenses, taxes, acquired fund fees and expenses, brokerage commissions, costs of holding shareholder meetings, fees and expenses associated with the Fund’s securities lending program, and litigation and potential litigation and other extraordinary expenses not incurred in the ordinary course of the Fund's business.

Name of Series	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day	Sub-Investment Adviser
BNY Mellon Concentrated Growth ETF	0.50%	May 31, 2026	May 31st	Fayez Sarofim & Co., LLC

BNY Mellon Dynamic Value ETF	0.60%	May 31, 2026	May 31st	Newton Investment Management North America, LLC

BNY Mellon Enhanced Dividend Income ETF	0.50%	May 31, 2027	May 31st	Newton Investment Management North America, LLC

BNY Mellon Core Plus ETF	0.40%	May 31, 2027	May 31st	Insight North America LLC

BNY Mellon Active Core Bond ETF	0.40%	May 31, 2027	May 31st	Insight North America LLC

BNY Mellon Municipal Short Duration ETF	0.35%	May 31, 2027	May 31st	Insight North America LLC

BNY Mellon Municipal Intermediate ETF	0.35%	May 31, 2027	May 31st	Insight North America LLC

BNY Mellon Municipal Opportunities ETF	0.50%	May 31, 2027	May 31st	Insight North America LLC

BNY Mellon Emerging Markets Debt ETF	0.40%	May 31, 2028	May 31st	Insight North America LLC

BNY Mellon Global Fixed Income ETF	0.40%	May 31, 2028	May 31st	Insight North America LLC

BNY Mellon Multi-Sector Income ETF	0.40%	May 31, 2028	May 31st	Insight North America LLC

BNY Mellon Small Cap ETF	0.65%	May 31, 2028	May 31st	Newton Investment Management North America, LLC

BNY Mellon Active International Equity ETF	0.55%	May 31, 2028	May 31st	Newton Investment Management North America, LLC

BNY Mellon Power Infrastructure ETF	_%	May 31, 2028	May 31st	Newton Investment Management North America, LLC

As Revised: May 20, 2025
As Revised: August 12, 2025
As Revised May 19, 2026
As Revised: July 28, 2026